PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 3 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated May 12, 1999
                                                                Rule 424(b)(3)

                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                           ---------------------

       We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:        $300,000,000

Maturity Date:           June 19, 2000

Settlement and Issue
Date:                    May 19, 1999

Interest Accrual Date:   May 19, 1999

Issue Price:             100%

Specified Currency:      U.S. dollars

Redemption Percentage
at Maturity:             100%

Interest Rate:           (i) 5.82% per year, for the period commencing on
                         the issue date to but excluding the Interest Reset
                         Date on June 19, 1999.

                         (ii) For each Interest Payment Period commencing on the Interest Payment Date on June 19, 1999 to but excluding the maturity date, the Interest Rate will be 5.82% times N/M.

                         N is the number of business days in the
                         immediately preceding Interest Reset Period, as determined by the Determination Agent, on which the 10-year CMT Rate (as defined under "Other Provisions -- 10-Year CMT Rate" below) for that business day is less than or equal to 6.57% and greater than or equal to 4.57%.

                         M is the total number of business days in the immediately preceding Interest Reset Period. We refer to each such business day as a determination date. The interest rate will be calculated by the Determination Agent.

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Payment Dates:  The nineteenth day of each month, commencing
                         June 19, 1999; provided that if any such day is not a business day, the interest payment will be made on the next succeeding day that is a business day, unless that succeeding business day falls in the next succeeding calendar month, in which case the interest payment will be the immediately preceding day that is a business day

Interest Payment Period: Monthly (fixed accrual)

Interest Reset Dates:    The nineteenth day of each month, commencing
                         May 19, 1999.

Interest Reset Periods:  Monthly, from and including the previous Interest
                         Reset Date and to but excluding the immediately succeeding Interest Reset Date.

Business Day:            New York

Calculation Agent:       The Chase Manhattan Bank

Determination Agent:     Morgan Stanley & Co. Incorporated

Denominations:           $1,000

CUSIP:                   61745ENT4

Other Provisions:        See below

  10-Year CMT Rate:      For each business day in an Interest
                         Payment Period, the 10-year Constant Maturity
                         Treasury yield as most recently published in the Federal Reserve H.15(519) Statistical Release as determined by the Determination Agent. If the rate described in the immediately preceding sentence is not published for that business day, then the 10-Year CMT rate will be the rate displayed on Telerate page 7055, or any successor page. If the10-Year CMT rate has not been published in the Federal Reserve H.15(519)
                         Statistical Release or displayed on Telerate page
                         7055 or any successor page for a period of 14 calendar days prior to a determination date, the 10-Year CMT Rate for the determination dates for which rates have not been published will be the arithmetic average of the closing offered yield quotations for those determination dates for actively traded 10-year U.S. Treasury notes obtained by the Determination Agent from three leading U.S. government securities dealers.

   Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.



                        MORGAN STANLEY DEAN WITTER